NSAR ITEM 77O
October 1, 2003 to March 31, 2004
VK New York Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1     State of NY Tobacco    JPMorgan   2,000,000     0.12        11/20/03
     Settlement Financing


Underwriters for 1

JPMorgan
UBS Financial Services Inc
Bear, Stearns & Co. Inc
Citigroup
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley
Ramirez & Co., Inc.
BNY Capital Markets, Inc.
Advast, Inc./Lebenthal & Co.
Banc of America Securities LLC
Goldman, Sachs & Co
CIBC World Markets
GMAC Commercial Holding Capital Markets
Goldman Sachs & Co.
Janney Montgomery Scott
M R Beal & Company
Prager & Sealey LLC
RBC Dain Ranscher Inc.
Roossevelt & Cross, Inc.
Wachovia Bank, National Association